Exhibit 10.3

FIRST AMENDMENT TO THE

BANK OF THE JAMES

SALARY CONTINUATION AGREEMENT

THIS AMENDMENT (the “Amendment”) is adopted October 1st, 2016, by and between Bank of the James (the “Bank”), and Harry P. Umberger (the “Executive”).

The Bank and the Executive executed a Salary Continuation Agreement August 6, 2009 (the “Agreement”), which provides deferred compensation benefits to the Executive under certain circumstances. The Bank and the Executive now wish to amend the Agreement to freeze the benefits provided pursuant to the Agreement. The parties agree and acknowledge that this Amendment (i) shall be interpreted in accordance with Internal Revenue Code Section 409A and (ii) freezes the amount of benefits provided under the Agreement, but does not change the payment schedule thereunder.

NOW, THEREFORE, the Bank and the Executive adopt the following amendments to the Agreement:

Section 1.1 of the Agreement shall be deleted in its entirety and replaced with the following.

1.1	“Accrued Benefit” means the dollar value of the liability that should be accrued by the Company, under Generally Accepted Accounting Principles, for the Company’s obligation to the Executive under this Agreement, calculated by applying Accounting Standards Codification 710-10 and the Discount Rate. The Accrued Benefit as of the date of this Amendment is $188,340.22. Interest shall be credited monthly on the unpaid portion of the Accrued Benefit at an annual rate equal to 6% until benefits under this Agreement are fully paid.

Section 1.14 of the Agreement shall be deleted in its entirety.

Section 2.1.1 of the Agreement shall be deleted in its entirety and replaced with the following.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Forty-Four Thousand Eighty-Five Dollars ($44,085).

Section 2.2.1 of the Agreement shall be deleted in its entirety and replaced with the following.

2.2.1	Amount of Benefit. The annual benefit under this Section 2.2 is the amount necessary to fully amortize the Accrued Benefit over the period described in Section 2.2.2, crediting interest monthly on the unpaid portion of the Accrued Benefit at an annual rate equal to 6%.

Section 2.3.1 of the Agreement shall be deleted in its entirety and replaced with the following.

2.3.1	Amount of Benefit. The annual benefit under this Section 2.3 is the amount necessary to fully amortize the Accrued Benefit over the period described in Section 2.3.2, crediting interest monthly on the unpaid portion of Accrued Benefit at an annual rate equal to 6%.

Section 2.4.1 of the Agreement shall be deleted in its entirety and replaced with the following.

2.4.1	Amount of Benefit. The annual benefit under this Section 2.4 is the amount necessary to fully amortize the Accrued Benefit over the period described in Section 2.4.2, crediting interest monthly on the unpaid portion of Accrued Benefit at an annual rate equal to 6%.

Section 3.1.1 of the Agreement shall be deleted in its entirety and replaced with the following.

3.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Forty-Four Thousand Eighty-Five Dollars ($44,085).

The following Section 2.8 shall be inserted in to the Agreement immediately following Section 2.7:

2.8 Excise Tax Limitation. Notwithstanding any provision of this Agreement to the contrary, if any benefit payment hereunder would be treated as an “excess parachute payment” under Code Section 280G, the Bank shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment. The Executive shall be entitled to only the reduced benefit and shall forfeit any amount over and above the reduced amount.

Section 8.3 of the Agreement shall be deleted in its entirety and replaced with the following

8.3	Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following the termination of this Agreement and further provided that all the Bank’s arrangements which are substantially similar to this Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such termination;

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the Accrued Benefit, determined as of the date of the termination of this Agreement, to the Executive subject to the above terms.

The Schedule A originally attached to the Agreement shall be deleted in its entirety.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have executed this Amendment as indicated below:

Executive	Bank

By:
	Its:	President & CEO

Salary Continuation Agreement - Frozen Plan

Projected Benefits (Not Part of Agreement)

Harry P. Umberger

Birth Date: xx/xx/1965 Plan Anniversary Date: Dec. 31 Normal Retirement Date: 10/25/2030, Age 65 Normal Retirement Payment: Monthly for 15 Years		Early Termination Amount Payable Monthly for 15 Years at Separation of Service	Disability Amount Payable Monthly for 15 Years at Normal Retirement Age	Change in Control Amount Payable Monthly for 15 Years at Separation of Service	Death Amount Payable Monthly for 15 Years Upon Death
Values As Of	Age	Annual Benefit [1]	Annual Benefit [1]	Annual Benefit [1]	Annual Benefit [1]
10/1/2016	50	18,977	44,085	18,977	44,085
12/31/2016	51	19,263	44,085	19,263	44,085
12/31/2017	52	20,451	44,085	20,451	44,085
12/31/2018	53	21,713	44,085	21,713	44,085
12/31/2019	54	23,052	44,085	23,052	44,085
12/31/2020	55	24,474	44,085	24,474	44,085
12/31/2021	56	25,983	44,085	25,983	44,085
12/31/2022	57	27,586	44,085	27,586	44,085
12/31/2023	58	29,287	44,085	29,287	44,085
12/31/2024	59	31,093	44,085	31,093	44,085
12/31/2025	60	33,011	44,085	33,011	44,085
12/31/2026	61	35,047	44,085	35,047	44,085
12/31/2027	62	37,209	44,085	37,209	44,085
12/31/2028	63	39,504	44,085	39,504	44,085
12/31/2029	64	41,940	44,085	41,940	44,085
10/25/2030	65	44,085	44,085	44,085	44,085

The first line represents the plan values as of October 1, 2016.

[1]	The annual benefit amount will be distributed in 12 equal monthly payments for a total of 180 monthly payments.

Salary Continuation Agreement - Frozen Plan

Projected Benefits (Not Part of Agreement)

IF THERE IS A CONFLICT BETWEEN THIS SCHEDULE AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL. IF A TRIGGERING EVENT OCCURS, REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.

Harry P. Umberger	By
Date 10-18-16	Title	President & CEO
	Date	October 18, 2016